Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS REPORTS
SECOND QUARTER 2005 RESULTS
Investor and Analyst Conference Call Scheduled for
Thursday, August 11, 2005, at 4:00 PM (ET)
White Plains, NY, August 11, 2005 — Haights Cross Communications, Inc. (HCC) today reported results for the second quarter ended June 30, 2005.
The Company also announced today that it has sold its Chelsea House business, effective August 9, 2005, to Facts on File, Inc. The terms of the deal were not disclosed. Chelsea House will be reported as a discontinued operation beginning in the third quarter ended September 30, 2005.
Results for the Second Quarter 2005
Revenue for the second quarter 2005 was $59.8 million, which reflects an increase of $8.9 million, or 17.5%, from revenue of $50.9 million for the second quarter 2004, reflecting Options Publishing and Buckle Down in the 2005 quarter, while the 2004 quarter only includes Buckle Down prospectively from April 15, 2004, the acquisition date. On a proforma basis for Options Publishing and Buckle Down second quarter 2005 revenue was up $1.0 million, or 1.7%.
Revenue for the K-12 Supplemental Education segment decreased $4.3 million, or 19.4%, to $17.8 million for the second quarter 2005 from $22.1 million for the second quarter 2004. Sundance/Newbridge’s revenue decreased $3.9 million, or 21.1%, to $14.7 million for the three months ended June 30, 2005, primarily due to a soft funding environment, resulting in purchases of supplemental products being delayed in several large territories. Revenue at Chelsea House decreased $0.4 million, or 10.6%, for the second quarter 2005.

Revenue for the Test-prep and Intervention segment increased $8.7 million to $16.1 million for the second quarter 2005, including $8.4 million from Options Publishing, which has no counterpart for the second quarter 2004. On a proforma basis reflecting Options Publishing (acquired in December 2004) and Buckle Down (acquired in April 2004) in the second quarter 2004, revenue for second quarter 2005 increased $0.7 million, or 4.9%. Triumph Learning/Buckle Down revenue for the second quarter 2005 was flat to proforma second quarter, resulting from slow purchasing of existing test-prep materials, we believe in advance of the release of significant new test-prep products in the second half 2005 coinciding with new NCLB testing requirements. Options Publishing revenue for the second quarter 2005 was up 10.2% on a proforma basis, representing an improvement over the first quarter 2005 revenue which was down 14.4% on a proforma basis.
Revenue for the Library segment increased $3.3 million, or 19.4%, to $20.2 million for the second quarter 2005 from $17.0 million for the second quarter 2004. Revenue grew in all channels, including library, school, retail and consumer. Continued strong growth in the core library channel was driven by demand for Recorded Books’ traditional unabridged audiobooks, especially in the CD format.
Revenue for the Medical Education segment increased $1.2 million, or 27.5%, to $5.6 million for the second quarter 2005, resulting from the newly acquired Scott Publishing and CMEInfo imprints, as well as increased revenue from the Practical Reviews product line.
Income from operations for the second quarter 2005 increased $1.2 million to $10.3 million from $9.1 million for the second quarter 2004. The second quarter 2005 includes a $3.2 million impairment charge at Chelsea House relating to a write-down of pre-publication costs. The second quarter 2004 includes a $2.1 million inventory obsolescence charge and a $0.4 million write-down of pre-publication costs at Chelsea House. Excluding these charges from both the second quarter 2005 and 2004, on a proforma basis for Buckle Down and Options Publishing, income from operations of $13.5 million for second quarter 2005 declined $1.0 million from $14.5 million for the second quarter 2004, as increased revenue and lower cost of goods sold in the second quarter 2005 were more than offset by increased marketing and sales expenses and amortization of pre-publication costs.
EBITDA, which the Company defines as earnings before interest, taxes, depreciation, and amortization, increased by $5.4 million to $18.5 million for the second quarter 2005 from $13.1 million for the second quarter 2004. Excluding the second quarter 2004 inventory obsolescence charge for Chelsea House mentioned above, on a proforma basis for Buckle Down and Options Publishing, EBITDA of $18.5 million for the second quarter 2005 decreased $0.5 million from $19.1 million for the second quarter 2004, as increased revenue and lower cost of goods sold in the second quarter 2005 were more than offset by increased marketing and sales expenses.
Capital expenditures — pre-publication costs relate to costs incurred in the development of new products. For the second quarter 2005, HCC invested $7.3 million in pre-publication costs, reflecting the inclusion of Options Publishing as well as increased investments in our other business units most notably our Triumph Learning/Buckle Down businesses, compared to $3.9 million during the second quarter 2004. HCC plans expenditures of approximately $24.0 million for full-year 2005.
Capital expenditures — property and equipment relate to the purchase of tangible fixed assets such as computers, software, and leasehold improvements. For the second quarter 2005, HCC invested $0.6 million in property and equipment, compared to $0.8 million during the second quarter 2004. HCC plans expenditures of approximately $3.5 million for the full year 2005.
Results for the six months ended June 30, 2005
Revenue for the six months ended June 30, 2005 was $108.4 million, an increase of $17.9 million, or 19.8%, from revenue of $90.5 million for the six months ended June 30, 2004, reflecting Options Publishing and Buckle Down for the full 2005 period, while the 2004 period only includes Buckle Down prospectively from April 15, 2004, the acquisition date. On a proforma basis for Options Publishing and Buckle Down, first half 2005 revenue was up $3.1 million, or 2.9%.
Revenue for the K-12 Supplemental Education segment decreased $4.0 million, or 12.2%, to $29.2 million for the six months ended June 30, 2005, from $33.2 million for the six months ended June 30, 2004. Sundance/Newbridge’s revenue declined $3.1 million, or 11.4%, to $23.9 million for the six months ended June 30, 2005 primarily due to a soft funding environment, resulting in purchases of supplemental products being delayed in several large territories. Revenue at Chelsea House declined $1.0 million, or 15.5%, for the six months ended June 30, 2005.
Revenue for the Test-prep and Intervention segment increased $14.3 million to $29.7 million for the six months ended June 30, 2005, reflecting Options Publishing and Buckle Down for the full 2005 period, while the 2004 period only includes Buckle Down prospectively from April 15, 2004, the acquisition date. On a proforma basis, segment revenue declined $0.4 million, or 1.5%, reflecting a $0.6 million decline at Triumph Learning/Buckle Down resulting from slow purchasing of existing test-prep materials as mentioned above, offset in part by increased revenue for Options Publishing.
Revenue for the Library segment increased $6.1 million, or 18.3%, to $39.7 million for the six months ended June 30, 2005, from $33.6 million for the six months ended June 30, 2004. Revenue grew in all channels including the core library channel driven by strong demand for Recorded Books’ traditional unabridged audiobooks, especially in the CD format.
Revenue for the Medical Education segment increased $1.4 million, or 17.0%, to $9.7 million for the six months ended June 30, 2005, from $8.3 million for the six months ended June 30, 2004, resulting from the newly acquired Scott Publishing and CMEInfo imprints and Oakstone’s medical products including Practical Reviews, Multimedia Reviews, SESAP and Osler.
Income from operations for the six months ended June 30, 2005 decreased $0.2 million to $15.6 million from $15.8 million for the six months ended June 30, 2004, including the second quarter 2005 and 2004 Chelsea House charges mentioned above. Excluding these Chelsea House charges from both periods, on a proforma basis for Buckle Down and Options Publishing, income from operations of $18.8 million for first half 2005 declined $3.3 million from $22.1 million for the first half 2004, as increased revenue was more than offset by increases most notably in marketing and sales expenses, cost of goods sold, and amortization of pre-publication costs.
EBITDA increased by $5.8 million to $28.8 million for the first half 2005 from $23.0 million for the first half 2004. Excluding the second quarter 2004 inventory obsolescence charge for Chelsea House mentioned above, on a proforma basis for Buckle Down and Options Publishing, EBITDA of $28.8 million for the first half 2005 decreased $2.7 million from $31.5 million for the first half 2004, as increased revenue was more than offset by increases most notably in marketing and sales expenses and cost of goods sold.
Peter J. Quandt, HCC Chairman and Chief Executive Officer, said: “We had a somewhat mixed quarter. We are very pleased with the continued growth of our Recorded Books business, while the second quarter decline in our Sundance/Newbridge business was disappointing. We do not see the issues this business faced in the quarter as pointing to a systemic weakness in their markets and expect to see school district spending approach normal levels over the next few quarters.”
Paul J. Crecca, HCC Executive Vice President and Chief Financial Officer, added: “The second quarter was generally in line with our expectations, Sundance/Newbridge being the notable exception. We are optimistic this business will recover in the second half, and continue to expect a strong showing from our Test-prep businesses over the balance of 2005 as new products are rolled out to coincide with NCLB requirements”
Investor Conference Call
HCC’s conference call for investors, analysts, and the media will be held on August 11, 2005, starting at 4:00 PM (ET). Participating in the call will be Peter J. Quandt, HCC Chairman and CEO, and Paul J. Crecca, HCC Executive Vice President and CFO. To participate, please call 1-800-230-1059 (USA) or 612-234-9959 (International).
Digitized replay of the conference call will be available from August 11, 2005, starting at 7:30 PM (ET) ending on August 25, 2005 at 11:59 PM (ET). To listen to the replay, please call 1-800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 785461.
Pro Forma Historical Financial Results
This press release includes comparisons made to historical financial results for the three and six months ended June 30, 2004 on a pro forma basis after giving effect to the acquisitions of Buckle Down Publishing (in April 2004) and Options Publishing (in December 2004). These pro forma financial statements are included in the Company’s press release and current report on Form 8-K of May 18, 2005 and are incorporated herein by reference.

Haights Cross Communications Operating Unit Highlights
Second Quarter 2005
K-12 Supplemental Education Segment:
Sundance/Newbridge
Sundance’s Reading PowerWorks continued to enjoy strong sales and was honored as one of four finalists for the American Educational Publishers Association’s Golden Lamp Awards as one of the best new educational products of the year. Newbridge also licensed 24 new titles from Rourke Publishing, 12 comprising independent classroom reading libraries to support Newbridge’s Read to Learn Social Studies; and 12 comprising independent classroom reading libraries to support Newbridge’s forthcoming All About Math for Grades K-2.
Test-Prep and Intervention Segment:
Triumph Learning/Buckle Down
Triumph Learning recently published test-prep books for the new testing programs in New York, Illinois, Texas, Pennsylvania, Connecticut, Georgia, North Carolina, South Carolina and Virginia. In some states, these new product lines are more comprehensive than anything Triumph has done in the past. For the Texas Assessment of Knowledge and Skills (TAKS) tests, 50 books were published under Triumph Learning’s Coach, Jumpstart and Tutor brands in Math, English/Language Arts, Science and Social Studies, in both English and Spanish. For New York State, Triumph launched books for the ELA and Math tests in grades 3-8 that include creative use of color and photography, expanded features, more practice and authentic literature.
Buckle Down Publishing has substantially rebuilt its management team and completed its re-branding campaign, consolidating its three previous brands — Buckle Down, Sharpen Up and Blast Off — into one Buckle Down brand. Buckle Down also launched its first software products — Reading and Math Diagnostic tests on CD-ROM that are tailored to Florida’s Comprehensive Assessment Test.
Options Publishing Options Publishing’s second quarter benefited from school district purchases of summer school supplemental and intervention materials. There were large purchases from New York City and school districts throughout the South and Midwest. In the quarter, sales were also strong for new products that were introduced in Options Publishing’s latest catalogs and direct mail campaigns — particularly Break Away Math, Comprehensive Science Assessment, and our Best Practices series.
Library Segment:
Recorded Books
Library Division sales were particularly strong for audiobooks in the CD format and for the Pimsleur foreign language program. Sales of the new library downloadable service,

first offered in the first quarter of this year, continued to grow. Through the end of June, over 200 libraries had signed-up for the service.
Recorded Books’ Consumer Division growth was driven by the “Recorded Books Unlimited” program, which allows rental customers to rent as many audiobooks as they want for a monthly fee. Recorded Books now has over 5,000 customers participating in this program.
Medical Education Segment:
Oakstone Publishing
Oakstone Medical completed the CMEInfo acquisition in June 2005. CMEInfo, located in Cherry Hill, NJ, is a publisher of video-based Continuing Medical Education courses and also partners with universities and medical associations to sponsor live CME conferences and courses. The CMEInfo business complements the Oakstone legacy business. Oakstone is a leading provider of audio-based and print CME material. The CMEInfo acquisition adds over 1,600 hours of programming in 23 medical and health care disciplines. Oakstone also completed the acquisition of Scott Publishing during the second quarter of 2005. Scott Publishing, located near Seattle, WA, owns the well-known imprint Personal Best. Personal Best is an employee wellness newsletter which has about two million readers.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

K-12 Supplemental Education	$17,778	$22,066	$29,181	$33,219
Test-prep and Intervention	16,124	7,454	29,746	15,371
Library	20,249	16,952	39,708	33,558
Medical Education	5,636	4,420	9,720	8,307

Total Revenue	$59,787	$50,892	$108,355	$90,455

Operating Expenses	49,501	41,817	92,756	74,611
Income From Operations	10,286	9,075	15,599	15,844
Net Income/(Loss)	$(5,482)	$(3,210)	$(14,651)	$(8,525)

Other Financial Data:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

EBITDA by Segment:
K-12 Supplemental Education	$6,616	$6,594	$8,636	$9,047
Test-prep and Intervention	5,876	2,567	9,376	5,596
Library	6,645	4,486	12,428	9,376
Medical Education	1,019	788	1,386	1,329
Corporate	(1,610)	(1,330)	(3,024)	(2,299)

EBITDA	$18,546	$13,105	$28,802	$23,049
Adjusted EBITDA	$18,562	$15,845	$28,991	$26,306
“EBITDA” is defined as net loss before interest, taxes, depreciation, amortization, discontinued operations and cumulative effect of a change in accounting for goodwill. The Company presents EBITDA because it believe that EBITDA provides useful information regarding our operating results. The Company relies on EBITDA as a primary measure to review and assess the operational performance of our company and our management team in connection with executive compensation and bonus plans. The Company also uses EBITDA to compare our current operating results with corresponding historical periods and with the operating performance of other publishing companies and for evaluating acquisition targets. The Company believes it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. It also believes it can assist investors in comparing our performance to that of other publishing companies on a consistent basis without regard to depreciation, amortization, interest, taxes, and cumulative effects of accounting changes and discontinued operations that do not directly affect our operations.
EBITDA has limitations as an analytical tool, and the Company cautions investors that they should not consider it in isolation, or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States. Some of the limitations are:
•	EBITDA does not reflect cash expenditures or future requirements for capital expenditures or capitalized pre-publication costs;
•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on debt;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements and
•	Other companies in our industry may calculate EBITDA differently than the Company does, thereby limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to the Company to invest in the growth of its business or as a measure of performance in compliance with GAAP. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA on supplementary basis.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net Income/(Loss)	$(5,482)	$(3,210)	$(14,651)	$(8,525)
Interest Expense and Other Including
Income Taxes	15,768	12,285	30,250	24,369

Income From Operations	10,286	9,075	15,599	15,844
Amortization of Pre-publication Costs	3,889	3,266	7,593	5,860
Impairment loss on Chelsea House	3,211	—	3,211	—
Depreciation and Amortization	1,160	764	2,399	1,345

EBITDA	$18,546	$13,105	$28,802	$23,049
Chelsea House inventory impairment	—	2,095	—	2,095
Restructuring and Restructuring Related Charges	16	645	189	1,162

Adjusted EBITDA	$18,562	$15,845	$28,991	$26,306

Other Data:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Capital Expenditures — Product Development Costs (Pre-publication Costs)	$7,335	$3,882	$12,446	$6,563
Capital Expenditures — Property and Equipment	$607	$806	1,332	1,479

Selected Balance Sheet Data:
	As of June 30,
	2005	2004

Cash and Cash Equivalents	$57,211	$60,496
Working Capital	$74,642	$78,705
Long Term Debt including current portion	$506,253	$416,810

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross is a leading developer and publisher of products for the kindergarten through twelfth grade, or K-12, supplemental education, library, and medical education markets. Haights Cross imprints include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Merrimack, NH), Recorded Books (Prince Frederick, MD), and Oakstone Publishing (Birmingham, AL). For more information, visit www.haightscross.com.

Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.